SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 6, 2009

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2009, the Board of Directors of Integrated Silicon Solution, Inc. (“ISSI”) and the Compensation Committee of the Board (the “Compensation Committee”) approved a severance program for all ISSI employees (the “Severance Program”). Prior to this action, none of ISSI’s executives or employees had any severance arrangements except as required by law in China, Taiwan and certain other non-U.S. countries. The Severance Program covers all of the Company’s employees and provides for a severance amount to be paid in a lump sum in the event the employee is terminated without “cause” (as defined in the program) or resigns for “good reason” (as defined in the program) within one year following a “change of control” (as defined in the program) of ISSI (a “Triggering Event”). The severance amount is equal to one year of base salary and benefits for executive officers, six months of base salary and benefits for non-officer vice presidents and one month of salary plus two weeks of salary for each year of service and benefits for all other employees. The Severance Program also provides for full acceleration of an employee's equity awards upon the occurrence of a Triggering Event as to such employee. In addition, immediately prior to a “change of control” (as defined in the program), each participant in the ISSI executive bonus program will receive a pro-rata bonus payment for the portion of the fiscal year ending on the date of the change of control in an amount determined by the Compensation Committee. Prior to the adoption of the Severance Program, a substantial number of ISSI's employees were and will continue to be eligible to receive severance payments as required by statute in China, Taiwan and certain other non-U.S. countries and any payment to an employee under the Severance Program will be offset by the amount any such employee receives under a statutory severance program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: February 10, 2009	/s/ JOHN M. COBB
John M. Cobb
Vice President and Chief Financial Officer